EXHIBIT 5.1

November 4, 2024

Magnera Corporation

4350 Congress Street, Suite 600

Charlotte, North Carolina 28209

Re: Magnera Corporation Post-Effective Amendment on Form S-8POS Filed on November 4, 2024

Ladies and Gentlemen:

We have acted as counsel to Magnera Corporation, a Pennsylvania corporation (the “Company”), in connection with its filing of a Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statements on Form S-8 filed by the Company with the Securities and Exchange Commission (the “SEC”) on May 11, 2022 (File No. 333-264855) and May 8, 2023 (File No. 333-271720) (collectively, the “Registration Statements”) under the Securities Act of 1933, as amended (the “Act”) relating to the registration of the offer and sale of 359,262 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), which may be issued under the Magnera Corporation 2024 Omnibus Incentive Plan (the “2024 Plan”), which shares were originally authorized for issuance under the Glatfelter Corporation 2022 Long-Term Incentive Plan (the “2022 Plan”).

On October 23, 2024, the Company’s shareholders approved the 2024 Plan, and as of such date (the “Effective Date”) the 2024 Plan became effective and no further awards were authorized for grant under the 2022 Plan. Pursuant to the terms of the 2024 Plan, the shares of Common Stock authorized for issuance under the 2024 Plan includes the shares of Common Stock (a) that remained available for issuance under the 2022 Plan immediately prior to the Effective Date and (b) underlying any equity awards previously granted under the 2022 Plan as of the Effective Date that, terminate, expire, or are canceled, forfeited, surrendered without having been exercised, vested, or settled in full or are paid in cash, as applicable, on or after the Effective Date (collectively, the “Rollover Shares”). Immediately prior to the Effective Date, 26,431 shares of Common Stock remained available for grant under the 2022 Plan and 332,831 shares of Common Stock were underlying outstanding equity awards under the 2022 Plan.

In connection with this opinion letter, we have examined the Registration Statements and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Articles of Incorporation of the Company, as amended to date, (ii) the Amended and Restated By-Laws of the Company, as amended to date, (iii) certain resolutions of the Company’s Board of Directors relating to the Registration Statements and the 2024 Plan, (iv) the 2022 Plan, (v) the 2024 Plan, and (vi) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us, and representations of officers of the Company. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of our opinions set forth below.

Subject to the foregoing and the other matters set forth herein, we are of the opinion, as of the date hereof that the Rollover Shares have been duly authorized by the Company and, when issued by the Company in accordance with the provisions of the 2024 Plan, will be validly issued, fully paid, and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

The opinions expressed herein are limited to the Federal laws of the United States and the Pennsylvania Business Corporation Law of 1988, as amended.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP

2222 Market Street Philadelphia, PA 19103-3007 United States	+1.215.963.5000 +1.215.963.5001